Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2015, with respect to the consolidated financial statements incorporated by reference in the Annual Report of Five Oaks Investment Corp. and Subsidiaries on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Five Oaks Investment Corp. and Subsidiaries on Forms S-3 (File No. 333-195499 X and File No. 333-198272.)

/s/ GRANT THORNTON LLP

New York, New York

March 16, 2015